PROSPECTUS SUPPLEMENT #5                        FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS DATED JANUARY 25, 2002)                REGISTRATION NO. 333-68618

                       ECHOSTAR COMMUNICATIONS CORPORATION
                                 $1,000,000,000
                 5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2008
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         This prospectus supplement relates to the offer and sale from time to time by certain selling securityholders of our 5 3/4% Convertible Subordinated Notes due 2008 and the shares of our class A common stock into which the convertible notes are convertible.

         This prospectus supplement should be read in conjunction with the prospectus dated January 25, 2002, and supplement no. 1 to the prospectus dated March 7, 2002, supplement no. 2 to the prospectus dated April 9, 2002, supplement no. 3 to the prospectus dated June 19, 2002, and supplement no. 4 to the prospectus dated August 15, 2002 each of which is to be delivered with this prospectus supplement. The definitions for any capitalized terms used in this prospectus supplement are included in the prospectus.

                             SELLING SECURITYHOLDERS

         The information in the table included under the heading "Selling Securityholders" in the prospectus is superceded in part by the information appearing in the following table:


                                                  PRINCIPAL AMOUNT
                                                   OF CONVERTIBLE        SHARES OF CLASS A
                                                 NOTES BENEFICIALLY        COMMON STOCK         SHARES OF CLASS A
                                                 OWNED AND OFFERED        OWNED PRIOR TO           COMMON STOCK
                 NAME                                  HEREBY              THE OFFERING         OFFERED HEREBY(1)
American Samoa Government                          $     109,000                                         2,518
BP Amoco PLC Master Trust                          $   2,448,000                                        56,549
Campbell, The Estate of James                      $     444,000                                        10,256
Hotel Union & Hotel Industry of Hawaii             $   1,180,000                                        27,258
Pension Plan
Jefferies and Company Inc.                         $   4,311,000                                        99,584
Levco Alternative Fund, Ltd.                       $   2,964,000                                        68,468
Lydian Overseas Partners Master Fund               $  52,000,000                                     1,201,201
Purchase Associates, L.P.                          $     910,000                                        21,021
The James Campbell Corporation                     $     587,000                                        13,560
Zurich Institutional Benchmarks Master Fund        $   1,217,000                                        28,113
Limited
Other current and future holders of                $(495,375,360)                                  (11,443,182)
convertible notes(2)

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         (1)      Assumes a conversion price of $43.29 per share and the payment of cash in lieu of fractional shares.

         (2) Information concerning other selling securityholders, including current holders of convertible notes for which we have not received current information regarding their holdings of convertible notes and class A common stock, or information reflecting transfers of their convertible notes and class A common stock to other selling securityholders, will be included in supplements to this prospectus, if required. For purposes of this table, we have assumed that such holders do not beneficially own any other shares of class A common stock, other than the shares issuable upon conversion of the convertible notes.

SEE "RISK FACTORS" BEGINNING ON PAGE 11 OF THE PROSPECTUS FOR CERTAIN RISKS YOU
 SHOULD CONSIDER BEFORE YOU PURCHASE ANY CONVERTIBLE NOTES OR SHARES OF CLASS A
                                  COMMON STOCK.

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Neither the SEC nor any state securities commission has approved or determined whether the prospectus or this prospectus supplement is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
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           The date of this prospectus supplement is November 18, 2002